Exhibit 99.1

AAPH SUMMARY ESTIMATED PROFORMA

	2009 (Est.)	2010 (Est.)	2011 (Est.)
Production volumes: BOE	Total/avg	Total/avg	Total/avg
Kansas oil prod'n bbls	2,812	208,536	449,155
	-	-	-
Total KS prod'n in BOE	2,812	208,536	449,155
Per Day prod'n in BOE	15.3	571.3	1230.6
Revenues - net of Prod'n costs
Kansas - Rooney (Oil & Gas)	-	13,715,600	30,498,816
Kansas - Poston (Oil)	192,890	464,835	758,561
Total Net Revenue KS	192,890	14,180,435	31,257,377	EBITDA (Est.) 2009-2011	43,890,702
General & Administrative	300,000	720,000	720,000	Cap Costs (Est.): 2009-2011	3,418,000
EBITDA	(107,111)	13,460,435	30,537,377	EBITDA Less Cap Costs (Est.) 2009-2011	40,472,702
Total Dev & Capital Costs
	560,000	2,640,000
	-	218,000
	-	-	-
KS- Rooney - Poston	560,000	2,858,000	-
CA - Victory - Sacramento	-	-	-

Assumptions:
1. Drill one new well per month at Rooney for 12 months
2. 200 BPD or 100 BPD Net based on 81.5% NRI
3. $70 per barrel of oil
4. Each well to produce 90 MCF PD gas at $5.00
5. $4,000,000 in new capital

	As at	As at	As at	As at	As at
	31-Dec-11	31-Dec-10	31-Dec-09	30-Sep-09	31-Dec-08
	(Est. Proforma)	(Est. Proforma)	(Est. Proforma)	(UnAudited)	(Audited)
Assets:
Current
Cash and cash equivalents	38,568,730	8,031,353	29,642	136,753	136
Taxes recoverable	2,111	2,111	2,111	2,111	2,003
Total Current Assets	38,570,841	8,033,464	31,753	138,864	2,139
Long Term
Oil & Gas Properties	4,395,608	3,995,608	1,137,608	577,608
Accumulated Depletion	422,654	155,370	11,726
Net Long Term Assets	3,972,954	3,840,238	1,125,882	577,608	-

Total Current and Long Term Assets	42,543,795	11,873,702	1,157,635	716,472	2,139

Liabilities:
Current
Accounts payable and accrued liabilities		-	199,376	199,376	217,252
Due to related party (Note 4)		-	25	25	123,877
Notes Payable			138,297	138,297	31,518
Convertible Debenture, net of discount (529,427)		-	1,030,558	470,558
Loan guarantee (Note 6)		-	94,860	94,860	83,293
	-	-	1,463,116	903,116	455,940

Long Term Liabilities: Notes Payable		3,995,608
Payments made on Long Term Debt		3,995,608
Total Current and Long Term Liabilities:	-	-	1,463,116	903,116	455,940

Stockholders’ deficiency
Common stock (Note 7)
200,000,000 voting shares, par value $0.001 authorized;
21,369,107 and 10,065,019 shares issued and outstanding at 31 March 2009 and 31 December 2008, respectively	21,369	21,369	23,745	23,745	10,065
Common stock to be issued, Nil and 800,000 shares at				-	40,000
31 March 2009 and 31 December 2008, respectively
Stock subscriptions receivable					-
Additional paid-in capital	4,617,579	4,617,579	4,617,579	4,617,579	3,124,328
Accumulated comprehensive gain (loss)	20,895	20,895	12,107	12,107	(8,114)
Gain/(Deficit) accumulated during the development stage	37,751,236	7,213,859	(4,958,912)	(4,840,075)	(3,620,080)
	42,411,079	11,873,702	(305,481)	(186,644)	(453,801)

Total Liabilities and Stockholder's Equity	42,543,795	11,873,702	1,157,635	716,472	2,139

Assumptions:
1. Drill one new well per month at Rooney for 12 months
2. 200 BPD or 100 BPD Net based on 81.5% NRI
3. $70 per barrel of oil
4. Each well to produce 90 MCF PD gas at $5.00
5. $4,000,000 in new capital